Exhibit 99.1

Letter to Shareholders:

The year in review – what a difference 12 months make!

Dear BioSig Shareholder:

On behalf of BioSig Technologies, I wanted to extend a continued thank you for your ownership in the Company and for your support. We wouldn't be here without you. Our organization has made dramatic progress in the development of our Company and hit a key inflection point that positions us for momentum and growth in 2018 and beyond.

Path to Commercialization

On March 28th, we announced the submission of the FDA 510(k) application for our PURE EP™ technology with the expectation to have FDA approval in late Q2 or early Q3 of 2018. We have begun preparing our team and strategy for commercialization immediately after our 510(k) approval.

In September, Joe Rafferty joined us in the role of chief commercialization officer. Joe has made a strong start by aiding the team in a flurry of excellent hires in project management, marketing and regulatory. Additionally, on January 10, 2018, we announced that Chuck Austin, former corporate vice president, Global Supply Chain, and Management Committee member at Johnson & Johnson, has joined our team as a consultant working with Joe Rafferty and our engineering team to advance manufacturing, logistics and the ramp-up of production of PURE EP™ to solidify the upcoming commercial launch. We have spent quite of bit of time with Chuck and his team, and can state our open enthusiasm for this development. We have already learned so much that is encouraging to our business rollout from his 30+ years of diversified leadership roles at J&J. We thank Seth Fischer, our longstanding board member, for this introduction and are honored to have team members of this caliber see our value proposition and join the BioSig team.

The Company has also added capacity in technology with the hiring of two additional engineers and three administration positions. BioSig now has 18 full-time team members with board authorization to climb to 25–32 members by December 2018 as we enter the commercial phase of our launch.

Our new team members are now fully integrated and working seamlessly in driving our milestones. We are optimistic about our future performance based upon their guidance over the past six months. These additions will be instrumental in supporting the launch and expansion of the PURE EP™ System in late 2018.

In November 2017, Suzanne Ratzloff, president and CEO of Health Research International, made a detailed presentation to our Board of Directors. Her firm conducted world-class, third-party research on the merits of our technology with potential customers from over 10 states in the U.S. Health Research International (HRI) is a leading boutique consultancy in medical market assessment with over 30 years of experience in the U.S. The key conclusion was that the future demand for the PURE EP™ System is

BioSig Shareholder Letter, April 2018

expected to be very high, with robust pricing points at launch. While we understand that the market assessment is not a substitute for execution and go-to-market strategy, we also know how essential it is to listen to the market, so that we can deliver our technology to serve customer needs. HRI will continue to work with BioSig in 2018 and in the years to come to help us drive revenues and value to our future customers.

Since June 2017, the Company has consolidated its Minneapolis office with the Los Angeles headquarters, and has opened a new office in Austin, Texas, a key location for a med-tech company from both the operational and economical perspectives.

We expect to provide more information regarding our commercial strategy, launch plans and additional commentary in the coming months. It's been a long journey, and we couldn't be more pleased about the future of our technology and its ability to bring value to hospitals, doctors and patients alike. The investments we are making today in people, systems, administration, marketing, manufacturing and logistics will serve our shareholders well.

Mayo Clinic

On March 15, 2017, BioSig signed a 10-year collaboration deal with the Mayo Clinic in Rochester, Minnesota. We first set our feet on campus in Rochester in December 2014. We conducted three preclinical trials in 2015 with Dr. Asirvatham and Dr. Venkatchalam together with their strong team and Mayo Ventures. That completely independent work led to a research agreement executed in early 2016 that we called our Advanced Research Initiative. We agreed to nine more preclinical trials at Mayo, which have since delivered outstanding results. The outcomes of these trials have produced seven peer reviews out of seven submitted, and have been published in leading medical publications. This achievement led to the signing of our deal with the Mayo Clinic in 2017, becoming a major highlight in our Company's history.

In 2018, we will see a significant expansion of activity under our 10-year collaboration advancing our signal processing platform, PURE EP™ System, into the new field of bioelectronic medicine. Look for future commentary and progress reports to come. We strongly believe that this unique relationship between our two organizations will lead to new discoveries in finding cures to challenging and expensive disease populations through new bioelectronic therapies.

Sherpa Technology Group and Sterne Kessler

We signed a long-term collaboration and partnership with Sherpa Technology Group in Silicon Valley, California. Sherpa is arguably one of the top intellectual property (IP) strategy firms in the U.S. The team has been working diligently on helping BioSig assemble a robust patent portfolio around our core technology, both hardware and software. To assist with the execution of patent filings, Sherpa has brought Sterne Kessler Goldstein & Fox, a Washington, D.C.-based firm with a deep expertise in signal processing technologies.

We fully expect to be filing our initial patents with the United States Patent and Trademark Office (USPTO) in Q2 2018 and will continue to invest in our IP. These investments are major assets of the Company that will deliver significant shareholder value over time.

BioSig Shareholder Letter, April 2018

Sherpa will also be partnering with BioSig and Mayo Clinic to capture new intellectual property that derives from our long-term arrangement with Mayo Ventures. Look for updates and progress on this subject during the course of 2018 and beyond.

Strategic relationships are the catalysts for long-term commercial success. We encourage all our existing and new potential shareholders to do as much diligence as possible to understand this engine for growth in our future.

Financing and Path to Nasdaq

BioSig raised approximately $9 million in equity investment in 2017, all placed by the Company without intermediaries. This has allowed the Company to get closer to our base of investors and educate them on the true fundamental potential of an investment in BioSig. Two million dollars of this came from an existing institutional investor. Another round of $1.5 million of preferred equity has been closed in Q1 2018 with a new institutional investor group in New York City.

In 2018, we will capitalize on our milestone achievements to springboard us onto the Nasdaq. It is both our board and management's view that we need to make that transition in the strongest fashion possible and at the right time. Our goal is to qualify for a Nasdaq listing while protecting our shareholders from negative market forces. Given the decades of capital markets expertise of our Board of Directors, the Company is confident that we will make the best decision on behalf of all shareholders.

International

One year ago, we had no presence in Europe. Today we have an office in Geneva, Switzerland, which is led by Natasha Russkina, vice president of Corporate Finance and Business Development. While she has been with BioSig for less than one year, her impact has been swift and significant. For decades, the Geneva region has been a global hub for medical innovation, having been able to benefit from the strong competency in precision, high concentration of human talents and access to quality long-term capital. Natasha has partnered with Prisma Geneva, a boutique finance and business development firm of the highest caliber that is supporting and driving our relationships and expansion. We already have investors from over 20 countries outside the U.S. and expect to build upon this base, which has been assembled over the past nine months. The international achievements may seem invisible at first, but when analyzed closely, one can see clearly how they will benefit our Company in the upcoming months and years to come. Keep a close eye on this area of our Company and look for additional updates as they become available.

Form 4 Insider Transactions

Our entire management team and Board of Directors firmly believe in the future of BioSig. Therefore, while insiders are in an open window to purchase stock in the open market, we have done so. Steve Chaussy (CFO), Joe Rafferty (CCO) and Don Foley (director) and I have filed Form 4s with the SEC recently. You can review insider buying activity on our website at https://ir.biosigtech.com/all-sec-filings.

Management and the Board of Directors are the largest shareholders of the Company and have been since the Company's founding in February 2009. This fact in itself is unique and a hard-fought achievement. We have strived to continue to educate our shareholders and have built up an internal investor relations

BioSig Shareholder Letter, April 2018

team of five dedicated professionals who are doing an outstanding job. Our shareholder base has expanded dramatically over the past few years, and we expect that to continue.

Conclusion

Significant milestones are right on our doorstep. The quality of our management team and Board of Directors is second to none for a company of our size and stage of development. Our stock, we believe, is noticeably mispriced for what has already been achieved, not to mention the potential ahead for 2018. We strongly believe that FDA approval, Nasdaq up-listing, potential strategic deals and support from high- quality healthcare institutional investors should significantly unlock shareholder value. We are more committed than ever to deliver shareholder value.

Thank you for your continued support, and we look forward to the hard work ahead over the next 12 months. We are all excited about what we can accomplish together.

Kind regards,
Kenneth L. Londoner, Chairman and CEO

BioSig Shareholder Letter, April 2018